Exhibit 99.3

Press Release
www.shire.com

Director/PDMR Shareholding

April 1, 2009 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that on April 1, 2009 the trustee of the Shire Employee Benefit Trust (the “Trust”) informed the Company that, on March 31, 2009, the following Ordinary Shares and ADSs had been allocated under the Shire Executive Annual Incentive Plan (the “Plan”) to the Executive Directors and Persons Discharging Managerial Responsibility set out below. The Ordinary Shares were bought on the market on March 31, 2009 at a price of £8.5361 per share and the ADSs were bought on the same date at a price of US$36.8794 per ADS.  The allocations are in respect of performance in 2008.

Name of Director	Type of Security	Number
Angus Russell	Ordinary Shares	37,814
Graham Hetherington	Ordinary Shares	9,007

Name of PDMR	Type of Security	Number
Michael Cola	ADSs	6,374
Barbara Deptula	ADSs	4,902
Anita Graham	ADSs	4,132
Sylvie Gregoire	ADSs	5,631
Tatjana May	Ordinary Shares	14,010
Joseph Rus	Ordinary Shares	11,708

Under the terms of the Plan the Ordinary Shares and ADSs will not normally be released to participants for three years.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com